Exhibit 99.1

Supplemental Unaudited Historical Segment Financial Information on a Combined Basis

On July 5, 2024, Smurfit Kappa Group plc (“Smurfit Kappa”), Smurfit Westrock plc, an Irish public limited company formerly known as Smurfit WestRock Limited (“Smurfit Westrock”), WestRock Company (“WestRock”) and Sun Merger Sub, LLC (“Merger Sub”) completed a combination pursuant to a transaction agreement entered into between the parties on September 12, 2023 (the “Transaction Agreement”). Pursuant to the Transaction Agreement and subject to the terms and conditions therein: (a) Smurfit Westrock acquired Smurfit Kappa by means of a scheme of arrangement under the Companies Act 2014 of Ireland (as amended) (the “Scheme”) and (b) Merger Sub merged with and into WestRock (the “Merger,” and together with the Scheme, the “Combination”). Upon completion of the Combination, Smurfit Kappa and WestRock each became wholly owned subsidiaries of Smurfit Westrock.

As previously communicated in the Registration Statement on Form S-4 (as amended by the prospectus) filed in connection with the Combination on April 25, 2024, Smurfit Westrock will manage and report its business in the following three operating segments: Smurfit Westrock Europe, MEA and APAC, Smurfit Westrock North America and Smurfit Westrock Latin America. These segments reflect the legacy Smurfit Kappa segments of Smurfit Kappa Europe and Smurfit Kappa The Americas, with The Americas segment being split into a North American segment composed of the United States, Mexico and Canada, and a Latin American segment being all other countries in the Americas excluding those three countries, combined with legacy WestRock’s business, recast on a corresponding geographic basis. Smurfit Westrock will begin reporting under this segment structure starting with third quarter of fiscal 2024.

The financial information presented below represents the total of the individual, unaudited amounts for each of Smurfit Kappa and WestRock for the periods referenced, as described above and in footnotes below. Such information has not been prepared in compliance with Article 11 of Regulation S-X, nor prepared on a consolidated basis under U.S. GAAP. The non-GAAP combined information provided here may differ materially from the final accounting for the acquisition, any future reported financial results for Smurfit Westrock and any pro forma information we provide in the future in compliance with Article 11 of Regulation S-X.

Adjusted EBITDA is defined as net income before taxes, interest expense, net, depreciation, depletion and amortization expense, goodwill impairment, impairment of other assets, transaction-related expenses associated with the Combination, restructuring costs, legislative or regulatory fines and reimbursements, share-based compensation expense, pension expense (excluding current service cost), and other expense, net. WestRock’s historical adjusted EBITDA has been amended to conform to this definition. Adjusted EBITDA is Smurfit Westrock’s measure of segment profitability in accordance with ASC 280, “Segment Reporting” because it is used by our Chief Operating Decision Maker to make decisions regarding allocation of resources and to assess segment performance.

	($ in millions)
	Smurfit Westrock
	Three Months Ended March 31, 2023	Three Months Ended June 30, 2023	Three Months Ended September 30, 2023	Three Months Ended December 31, 2023	Three Months Ended March 31, 2024	Three Months Ended June 30, 2024
Net Sales:
Europe, MEA and APAC (1)	2,923	2,770	2,607	2,517	2,577	2,596
North America (2)	5,085	4,911	4,772	4,428	4,566	4,677
Latin America (3)	510	516	523	537	514	504
	8,518	8,197	7,902	7,482	7,657	7,777
Adjusted EBITDA:
Europe, MEA and APAC (1)	537	486	451	388	416	402
North America (2)	786	815	733	582	617	660
Latin America (3)	118	108	121	100	103	129
Corporate (4)	(36)	(37)	(42)	(51)	(39)	(46)
	1,405	1,372	1,263	1,019	1,097	1,145

(1)	Consists of Net Sales and Adjusted EBITDA for Smurfit Westrock's Europe, MEA (Middle East & Africa) and APAC (Asia Pacific) segment, which have been derived from Smurfit Kappa’s Europe segment, combined with the corresponding geographic split from WestRock’s business, including all other business outside of the North American and Latin American business, for the applicable periods.
(2)	Consists of Net Sales and Adjusted EBITDA for Smurfit Westrock's North America segment, which have been derived from the United States, Mexico and Canadian portion of Smurfit Kappa’s The Americas segment, combined with the corresponding geographic split from WestRock’s business, for the applicable periods.
(3)	Consists of Net Sales and Adjusted EBITDA for Smurfit Westrock's LATAM (Latin American) segment, which have been derived from Smurfit Kappa’s The Americas segment, excluding United States, Mexico and Canada, combined with the corresponding geographic information from WestRock’s segments, for the applicable periods.
(4)	Consists of Unallocated Corporate Costs.